LANDRY'S SEAFOOD RESTAURANTS
                                  EXPECTS
                   COMPLETION OF RAINFOREST TENDER OFFER

      Houston, TX, October 20, 2000 - Landry's Seafood Restaurants, Inc. (NYSE: LNY) announced today that it believes that all conditions to the successful completion of its pending tender offer for Rainforest Cafe, Inc. (NASDAQ: RAIN) will be satisfied by October 27, 2000, subject to Rainforest shareholders tendering the majority of their shares.

      Rainforest has notified Landry's that all material third party consents required in connection with the tender offer have been obtained and, consequently, the third party consent condition has been satisfied. Landry's also stated that it has voluntarily waived the condition relating to severance agreements, so that such condition is no longer applicable.

      "Rainforest's shareholders now are in the position of bringing the tender offer to a successful completion by tendering a majority of Rainforest's shares. I am confident they will do so," commented Tilman J. Fertitta, Chairman, President and CEO of Landry's.

      Landry's $3.25 cash tender offer deadline is presently scheduled to be at 5:00 p.m. (EST) on Friday, October 27, 2000.

      This news release (as well as information included in oral statements or other written statements made or to be made by Landry's) may contain forward-looking statements. Actual events or Landry's results may differ materially from the results discussed in the forward-looking statements. Landry's does not expect to update forward-looking statements continually as conditions change.

For Landry's Seafood Restaurants, Inc. Investors

CONTACT:    TILMAN J. FERTITTA
            CHAIRMAN, PRESIDENT AND C.E.O.
            (713) 850-1010

            OR

            PAUL S. WEST
            VICE PRESIDENT -
            FINANCE AND C.F.O.
            (713) 850-1010
            email: Pwest@Ldry.com
            www.LandrysSeafood.com